FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2008 RESULTS

CRANBURY, New Jersey – (November 3, 2008) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the third quarter 2008.

Third Quarter Results

  Net sales for the third quarter 2008 were $291.8 million, an increase of $145.4 million, or 99%, as compared to $146.4 million for the same period in 2007. Selling price increases had a positive impact on revenue of 113% or $164.9 million that occurred across all product lines. Volume and mix impacts on revenue had a negative impact of 13.3% or $19.5 million that occurred primarily in STPP & Other Products due to reduced demand for our granular triple superphosphate (GTSP) fertilizer co-product in oversupplied fertilizer markets and limited reformulation in detergents using sodium tripolyphosphate (STPP). Demand was favorable for Specialty Salts & Specialty Acids and stable for Purified Phosphoric Acid in both the United States and Mexico.

  Operating income for the third quarter 2008 was $112.9 million, an increase of $94.9 million, or 527%, compared to $18.0 million for the comparable period in 2007. There were no unusual items to report for either period.

  Depreciation and amortization for the third quarter 2008, excluding deferred financing amortization expense, was $13.2 million, an increase of $1.5 million compared to $11.7 million for the third quarter of 2007.

  Net interest expense for the third quarter 2008, including deferred financing amortization expense, was $8.9 million, a decrease of $0.4 million, compared to $9.3 million for the comparable period in 2007.

  Tax expense for the third quarter 2008 was $25.4 million, an increase of $22.2 million compared to $3.2 million for the comparable period in 2007.

  Net income for the third quarter 2008 was $79.7 million, an improvement of $74.1 million compared to $5.6 million for the same period in 2007.

  Diluted earnings per share for the third quarter 2008 were $3.64 compared to $0.26 for the third quarter of 2007.

  As of September 30, 2008, Innophos had $123.1 million of cash and cash equivalents. Net debt at the end of the third quarter 2008 was $259.9 million, a decrease of $81.1 million from $341.0 million at June 30, 2008. There were no borrowings under the Company’s revolving credit line at September 30, 2008. Capital expenditures for the third quarter 2008 were $4.0 million versus $11.0 million in the same quarter of 2007 when the company was investing in the cogeneration project (completed in March 2008) at its Coatzacoalcos facility.

Randy Gress, CEO of Innophos commented on the results: “We are extremely pleased that our operating and net income, at $112.9 million and $79.7 million, respectively, set new company records for the third straight quarter. We are continuing to successfully grow our specialty salts and specialty acids product line. We are anticipating and responding to the rapid changes in fertilizer and raw material markets. Despite this dynamic change, our core specialty phosphate business has continued to improve, and we have continued to maintain our focus and provide value to our customers through a high level of customer service, reliable product supply and quality, and continuous improvement of the efficiency and the reliability of our supply chain.”

Segment Results 3Q 2008 Versus 3Q 2007

United States

  U.S. year on year quarterly net sales increased 77% due to higher prices across all product lines. Volumes were favorable in Specialty Salts and Specialty Acids. Phosphoric acid volumes declined due to a hurricane-related outage affecting the Geismar, LA plant and the need to rebuild inventories depleted during our second quarter maintenance outage at this facility.

  Operating income increased by $41.1 million from $4.3 million in the third quarter of 2007 to $45.4 million in the third quarter of 2008. This improvement was driven by higher selling prices and effects of favorable volume and mix impacts which exceeded higher raw material, energy, freight and manufacturing fixed costs.

Mexico

  Net sales increased 136% versus the comparable quarter of 2007 due to significantly higher prices across all product lines which exceeded lower volume and mix effects on revenue. STPP and Other Products accounted for all of the volume and mix declines primarily due to reduced demand for our GTSP fertilizer co-product in oversupplied fertilizer markets and limited reformulation in detergents using STPP.

  Operating income increased by $49.1 million, from $13.3 million in the third quarter of 2007 to $62.4 million in the third quarter of 2008, driven by higher selling prices which exceeded the effects of lower volume and mix impacts and higher raw material, energy, freight and manufacturing fixed costs.

Canada

  Net sales increased 69% versus the same quarter in 2007 due to higher selling prices across all product lines which exceeded lower volume and mix effects on revenue across all product lines.

  Operating income increased by $4.7 million from $0.4 million in 2007 to $5.1 million in 2008 due to higher selling prices which exceeded the effects of lower volume and mix impacts and higher raw material, energy, and freight costs.

Recent Trends and Outlook

Market prices of phosphate rock, sulfur and sulfuric acid, the primary raw materials used in the production of specialty phosphates, have increased substantially over the last several quarters, although the market price of sulfur began to decrease rapidly in the fourth quarter of 2008. Innophos purchases phosphate rock, sulfur, and sulfuric acid directly and has other long term raw material supply contracts whose pricing is determined in part by phosphate rock and sulfur market prices. If current raw material market price levels for phosphate rock and sulfur are sustained throughout 2008 into 2009, Innophos currently estimates that its annual raw material costs will increase on an annualized basis by an amount equivalent to approximately 55% to 65% of 2007 annual sales, or by approximately $320 to $375 million, by the third quarter of 2009 as compared to Innophos’ year-end 2007 cost structure. Approximately 35% of this dollar cost increase, or approximately $115 to $135 million, is expected to occur during 2008, with the balance expected to occur in the first and second quarters of 2009.

Historically, Innophos has successfully recovered raw material, energy and other cost increases through price increases. In addition to offsetting raw material cost increases, management’s current pricing strategy targets pricing Innophos products at full value. During the fourth quarter of 2007, the Company implemented price increases in all its product lines, most of which became effective January 1, 2008. Innophos also implemented broad price increases in February, April, June and August 2008, and recently announced additional price increases across most products in the U.S. and Canada effective October 15, 2008. Due to oversupply and reduced demand conditions in phosphate fertilizer markets, Innophos expects the price received for its GTSP fertilizer co-product to decrease by over 45% from its peak third quarter 2008 levels. Innophos expects its price increases, net of anticipated GTSP price decreases, will result in a revenue increase of 95% to 105% of 2007 annual sales, or approximately $550 to $605 million, on an annualized basis by year-end 2008.

While Innophos cannot guarantee that its pricing actions will succeed, to date marketplace acceptance rates for price increases have been high. Finally, as Innophos raises prices, it is possible that demand for the Company’s products may decline to the extent its customers reformulate their products or otherwise reduce purchases.

In the first three quarters of 2008, Innophos experienced negative volume impacts on revenues for STPP and Other Products, which primarily affected the Mexico segment. The underlying causes for this decline are reduced fertilizer demand and oversupply impacting the sales of GTSP, limited reformulation in detergents using STPP, and an increase of competition from China in South America. In addition, Innophos expects to ship minimal amounts of GTSP fertilizer in the fourth quarter due to rapidly decreasing fertilizer market demand and pricing levels disrupting Latin American fertilizer markets. Management anticipates this will result in a shipment volume decline of approximately 30% on a pure tonnage basis for STPP and Other Products for the full year 2008 versus full year 2007. However, Innophos sees continued strong demand in its other product lines as it realizes growth for Specialty Salts & Specialty Acids and stable demand for Purified Phosphoric Acid in both the United States and Mexico.

During 2008 price increases have been achieved ahead of realized cost increases by a material amount. Management currently estimates that the favorable impact of net selling price increases exceeding raw material cost increases, net of the anticipated impact from lower sales volumes in STPP and Other Products, will result in at least a $65 million year over year improvement in operating income during the fourth quarter of 2008. Management believes the buffering provided by the Company’s long term raw material contracts will continue in 2009, albeit at a lesser rate than experienced in 2008, and that the trend of net selling price increases exceeding net raw material cost increases by a material amount relative to fourth quarter 2007 levels will continue through 2009.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Innophos Holdings, Inc., nor shall there be any offer, solicitation or sale of securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

###

Financial Tables Follow

Innophos Holdings, Inc.	Breakstone Group

Investor Relations: (609) 366-1299	Maura Gedid / Barbara Cano
investor.relations@innophos.com	646-452-2335 / 2334

Conference Call Details

The conference call is scheduled for Tuesday, November 4, 2008 at 10:00 a.m. ET and can be accessed by dialing 888-713-4215 (U.S.) or 617-213-4867 (international) and entering passcode 73675859. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 12:00 pm ET on November 4 and 11:59 pm ET on November 18, 2008. The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 10832518.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Third Quarter

     INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statement of Operations (Unaudited) (Dollars in thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	September 30,	September 30,
	2008	2007
Net sales	$291,772	$146,451
Cost of goods sold	165,189	116,714
Gross profit	126,583	29,737
Operating expenses:
Selling, general and administrative	13,152	11,284
Research & development expenses	526	479
Total operating expenses	13,678	11,763
Operating income	112,905	17,974
Interest expense, net	8,886	9,256
Foreign exchange (gain) loss	(869)	41
Other income, net	(152)	(158)
Income before income taxes	105,040	8,835
Provision for income taxes	25,388	3,204
Net income	$79,652	$5,631

Diluted earnings per share	$3.64	$0.26
Diluted weighted average common shares outstanding	21,857,587	21,370,809

Dividends paid per share of common stock	$0.17	$0.17
Dividends declared per share of common stock	$-	$0.17

Segment Reporting – Third Quarter

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	September 30,	September 30,
	2008	2007	Net Sales % Change
Segment Net Sales
United States	$146,154	$82,768	76.6%
Mexico	133,732	56,659	136.0%
Canada	11,886	7,024	69.2%
Total	$291,772	$146,451	99.2%

Segment Operating Income
United States	$45,400	$4,302
Mexico	62,357	13,318
Canada	5,148	354
Total	$112,905	$17,974

Segment Operating Income % of net sales
United States	31.1%	5.2%
Mexico	46.6%	23.5%
Canada	43.3%	5.0%

Price / Volume – Third Quarter

The following table illustrates for the three months ended September 30, 2008 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	73.4%	3.2%	76.6%
Canada	88.4%	(19.2%)	69.2%
Mexico	173.0%	(37.0%)	136.0%

The following table illustrates for the three months ended September 30, 2008 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	174.7%	(20.6%)	154.1%
Specialty Salts and Specialty Acids	68.0%	15.4%	83.4%
STPP & Other Products	146.3%	(62.1%)	84.2%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)
	Nine months ended	Nine months ended
	September 30,	September 30,
	2008	2007
Cash flows from operating activities
Net income (loss)	$148,195	$(1,605)
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	40,371	34,477
Amortization of deferred financing charges	2,046	3,910
Deferred income tax benefit	(879)	(1,517)
Deferred profit sharing	410	488
Share-based compensation	2,340	694
Changes in assets and liabilities:
Increase in accounts receivable	(44,019)	(3,244)
Increase in inventories	(52,411)	(8,752)
Increase in other current assets	(99)	(4,567)
Increase in accounts payable	4,748	8,417
Increase in other current liabilities	32,398	1,128
Changes in other long-term assets and liabilities	(1,697)	958
Net cash provided from operating activities	131,403	30,387
Cash flows from investing activities:
Capital expenditures	(13,238)	(23,012)
Purchase of assets	-	(2,120)

Net cash used for investing activities	(13,238)	(25,132)
Cash flows from financing activities:
Proceeds from exercise of stock options	392	896
Proceeds from issuance of senior unsecured notes	-	66,000
Principal repayment of floating rate senior notes	-	(60,800)
Principal payments of term-loan	(1,500)	(16,500)
Deferred financing costs	-	(1,815)
Excess tax benefits from exercise of stock options	1,062	-
Dividends paid	(10,664)	(9,352)
Net cash used for financing activities	(10,710)	(21,571)
Net change in cash	107,455	(16,316)
Cash and cash equivalents at beginning of period	15,661	31,760

Cash and cash equivalents at end of period	$123,116	$15,444

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$123,116	$15,661
Accounts receivable - trade	104,098	60,079
Inventories	131,139	78,728
Other current assets	18,483	18,384

Total current assets	376,836	172,852

Property, plant and equipment, net	237,764	260,563
Goodwill	47,268	47,268
Intangibles and other assets, net	57,498	62,016

Total assets	$719,366	$542,699

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$55,004	$1,328
Accounts payable, trade and other	41,192	36,444
Other current liabilities	74,228	45,380

Total current liabilities	170,424	83,152
Long-term debt	327,996	383,172
Other long-term liabilities	31,198	31,671

Total liabilities	529,618	497,995

Total stockholders' equity	189,748	44,704

Total liabilities and stockholders' equity	$719,366	$542,699

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt less cash and cash equivalents.